TRAEGER ANNOUNCES THIRD QUARTER FISCAL 2022 RESULTS
UPDATES OUTLOOK FOR FULL YEAR 2022
SALT LAKE CITY, Ut., November 9, 2022 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the three months ended September 30, 2022.
Third Quarter FY 22 Highlights
•Total revenues decreased 42.1% to $93.8 million
•Gross profit margin of 27.7% or 29.4% excluding $1.6 million of one-time restructuring costs
•Net loss of $210.4 million, including a non-cash impairment charge of $109.8 million; net loss of $1.75 per share
•Adjusted net loss of $25.7 million; adjusted net loss of $0.21 per share
•Adjusted EBITDA loss of $12.5 million
"During the third quarter, our topline was pressured as macroeconomic uncertainty continued to weigh on the consumer and our retail partners aggressively reduced in-channel inventories. Despite these challenges, we made progress on our near-term strategic priorities and took decisive action to enhance profitability and cash flow and to position the Company for a strong recovery when the macroeconomic environment normalizes. This includes realizing meaningful cost savings resulting from restructuring actions taken early in the third quarter as well as driving sequential improvement of in-channel inventory levels. We believe the macro environment will remain highly dynamic through the end of the year with our retail partners continuing to reduce inventory levels in the fourth quarter and we now expect full year results to be at the low-end or slightly below our prior guidance range. Despite near-term challenges, we continue to grow brand awareness and enhance our merchandising with our most important retail partners, adding to my confidence in the long-term opportunity for Traeger," said Jeremy Andrus, CEO of Traeger.

Operating Results for the Third Quarter
Total revenue decreased by 42.1% to $93.8 million, compared to $162.0 million in the third quarter last year.
•Grills decreased 64.2% to $39.0 million as compared to the third quarter last year. The decrease was primarily driven by lower unit volume due to challenging global macroeconomic conditions, partially offset by a higher average selling price resulting from price increases taken in the second half of 2021 and early 2022, and the introduction of higher average selling priced product in 2022.
•Consumables decreased 10.3% to $25.2 million as compared to the third quarter last year. The decrease was driven by lower unit volume of wood pellets partially offset by higher unit volume of sauces and rubs primarily due to an increase in distribution channels.
•Accessories increased 17.7% to $29.6 million as compared to the third quarter last year. This increase was driven primarily by continued growth of the MEATER smart thermometers business.
North America revenue declined 45.6% in the third quarter compared to the prior year. Rest of World revenues increased 9.8% reflecting growth in MEATER's international markets.
Gross profit decreased to $26.0 million, compared to $54.3 million in the third quarter last year. Gross profit margin was 27.7% in the third quarter, compared to 33.5% in the same period last year. Excluding $1.6 million of costs related to the 2022 restructuring plan, gross margin was 29.4%. The decrease in gross margin was driven primarily by increased logistics and warehousing costs, promotional discounts to reduce inventory levels, and restructuring costs. The decrease was partially offset by higher selling prices of grills and accessories.
Sales and marketing expenses were $25.5 million, compared to $48.5 million in the third quarter last year. The decrease in sales and marketing expense was driven by a reduction of $11.8 million in equity-based compensation, lower professional fees and sales commission expense as revenue declined, and reduced investments in advertising costs for brand awareness, demand, and conversion.
General and administrative expenses were $70.9 million, compared to $75.8 million in the third quarter last year. The decrease in general and administrative expense was driven by lower professional service fees, a reduction in research and development costs, lower bonus expense, and lower employee related expenses. The decrease was partially offset by an increase in equity-based compensation of $6.4 million, due to an accelerated vesting of $40.5 million in connection with the current period modifications related to awards held by the CEO and certain directors compared to equity-based compensation of $36.9 million in connection with the prior period acceleration of vesting of all unvested and outstanding Class B unit awards upon completion of the initial public offering.
Change in fair value of contingent consideration of $2.7 million was primarily driven by an increase in the likelihood of achieving the performance targets in the share purchase agreement for the acquisition of Apption Labs. The change in fair value of contingent consideration is based on a preliminary estimate that will be finalized before the filing of the Company’s third quarter Form 10-Q.
Goodwill impairment charge of $109.8 million was recorded as a result of the Company's sustained decrease in discounted projections of estimated operating results and cash flows as well as decreased valuation multiples compared to publicly traded companies, resulting in the Company's carrying amount exceeding its fair value. The impairment charge is based on a preliminary estimate that will be finalized before the filing of the Company’s third quarter Form 10-Q. The impairment charge does not affect the Company's cash position, cash flow from operating activities, bank debt covenants, and does not have any impact on future operations.
Restructuring costs of $8.0 million were recorded in connection with the 2022 restructuring plan as part of the Company's efforts to reduce costs and drive long-term operational efficiencies due to challenging macroeconomic pressures. The restructuring costs were primarily related to a reduction in force, suspended operations of Traeger Provisions, and postponed nearshoring efforts to manufacture product in Mexico.

Net loss was $210.4 million in the third quarter, or $1.75 per diluted share, as compared to net loss of $89.2 million in the third quarter of last year, or $0.78 per diluted share.1
Adjusted net loss was $25.7 million, or $0.21 per diluted share as compared to adjusted net loss of $6.5 million, or $0.06 per diluted share in the third quarter last year.2
Adjusted EBITDA loss was $12.5 million in the third quarter as compared to adjusted EBITDA of $4.1 million in the same period last year.2

Balance Sheet
Cash and cash equivalents at the end of the third quarter totaled $8.3 million, compared to $16.7 million at December 31, 2021.
Inventory at end of the third quarter was $161.8 million, compared to $145.0 million at December 31, 2021. Inventory growth was driven by increased input costs primarily due to macroeconomic factors, including increased freight rates, logistics costs, commodity prices and other product costs, as well as elevated levels of grill units.
1 There were no potentially dilutive securities outstanding as of September 30, 2022 and 2021.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Guidance for Full Year Fiscal 2022
The company is updating its full year guidance. Updated guidance reflects continued pressure on replenishment order activity as our retail partners reduce in-channel inventories.
•Total revenue is expected to be between $635 million and $640 million
•Adjusted EBITDA is expected to be between $33 million and $35 million
A reconciliation of Adjusted EBITDA guidance to Net Loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to benefit for income taxes, interest expense, depreciation and amortization, other expense, goodwill impairment, restructuring costs, equity-based compensation, non-routine legal expenses, change in fair value of contingent consideration, offering related expenses, non-routine start-up costs, non-routine acquisition costs, non-routine refinancing expenses, and other adjustment items all of which are adjustments to Adjusted EBITDA.
Conference Call Details
A conference call to discuss the Company's third quarter results is scheduled for November 9, 2022, at 4:30 p.m. ET. To participate, please dial (844) 200-6205 or +1 (929) 526-1599 for international callers, conference ID 153347. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (866) 813-9403 or +44 (204) 525-0658 for international callers, conference ID 830113. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com. A supplemental presentation has also been posted to the Company's website at https://investors.traeger.com.
About Traeger
Traeger, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. Our grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with a wood-fired flavor that cannot be replicated with gas, charcoal, or electric grills. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces and accessories.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated full year fiscal 2022 results, our expected annualized savings from our cost optimization initiatives, our ability to rightsize inventory levels and expected timing for doing so, and our ability to realize benefits from our gross margin initiatives and our expected timing for doing so. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses, our ability to manage our future growth effectively, our ability to expand into additional markets, our ability to maintain and strengthen our brand to generate and maintain ongoing demand for our products, our ability to cost-effectively attract new customers and retain our existing customers, our failure to maintain product quality and product performance at an acceptable cost, the impact of product liability and warranty claims and product recalls, the highly competitive market in which we operate, the use of social media and community ambassadors, a decline in sales of our grills, our dependence on three major retailers, the impact of the COVID-19 pandemic on certain aspects of our business, risks associated with our international operations, our reliance on a limited number of third-party manufacturers and problems with (or loss of) our suppliers or an inability to obtain raw materials, and the ability of our stockholders to influence corporate matters and the other important factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the year ended December 31, 2021 and, once filed, our Quarterly Report on Form 10-Q for the period ended September 30, 2022. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Media:
ICR, Inc.
TraegerPR@icrinc.com

TRAEGER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$8,349	$16,740
Accounts receivable, net	34,370	92,927
Inventories	161,769	145,038
Prepaid expenses and other current assets	28,942	15,036
Total current assets	233,430	269,741
Property, plant, and equipment, net	75,135	55,477
Goodwill	75,805	297,047
Intangible assets, net	523,457	555,151
Other non-current assets	19,075	3,608
Total assets	$926,902	$1,181,024
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$16,109	$42,694
Accrued expenses	68,703	69,773
Line of credit	13,451	41,138
Current portion of capital leases	457	420
Current portion of contingent consideration	7,990	12,200
Other current liabilities	3,129	—
Total current liabilities	109,839	166,225
Notes payable	430,898	379,395
Capital leases, net of current portion	1,058	677
Contingent consideration, net of current portion	9,420	13,100
Deferred tax liability	11,692	11,673
Other non-current liabilities	437	434
Total liabilities	563,344	571,504
Commitments and contingencies—See Note 12
Stockholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued and outstanding shares - 122,587,393 and 117,547,916 as of September 30, 2022 and December 31, 2021	12	12
Additional paid-in capital	875,060	794,413
Accumulated deficit	(535,979)	(184,819)
Accumulated other comprehensive income (loss)	24,465	(86)
Total stockholders' equity	363,558	609,520
Total liabilities and stockholders' equity	$926,902	$1,181,024

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$93,788	$162,018	$517,768	$610,613
Cost of revenue	67,810	107,696	334,719	372,353
Gross profit	25,978	54,322	183,049	238,260
Operating expenses:
Sales and marketing	25,496	48,519	102,401	126,639
General and administrative	70,882	75,824	142,637	114,182
Amortization of intangible assets	8,889	8,889	26,666	25,491
Change in fair value of contingent consideration	2,710	2,900	4,665	2,900
Goodwill impairment	109,757	—	221,242	—
Restructuring costs	8,036	—	8,036	—
Total operating expense	225,770	136,132	505,647	269,212
Loss from operations	(199,792)	(81,810)	(322,598)	(30,952)
Other income (expense):
Interest expense	(7,337)	(5,704)	(20,238)	(21,393)
Loss on extinguishment of debt	—	(3,228)	—	(5,185)
Other income (expense), net	(3,545)	(426)	(8,351)	1,112
Total other expense	(10,882)	(9,358)	(28,589)	(25,466)
Loss before benefit for income taxes	(210,674)	(91,168)	(351,187)	(56,418)
Benefit for income taxes	(225)	(1,983)	(27)	(1,255)
Net loss	$(210,449)	$(89,185)	$(351,160)	$(55,163)
Net loss per share, basic and diluted	$(1.75)	$(0.78)	$(2.96)	$(0.50)
Weighted average common shares outstanding, basic and diluted	119,924,371	114,382,955	118,682,379	110,631,304
Other comprehensive income:
Foreign currency translation adjustments	$(67)	$11	$(58)	$11
Change in cash flow hedge	12,285	—	24,609	—
Total other comprehensive income	12,218	11	24,551	11
Comprehensive loss	$(198,231)	$(89,174)	$(326,609)	$(55,152)

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine Months Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(351,160)	$(55,163)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	9,703	6,647
Amortization of intangible assets	32,025	27,622
Amortization of deferred financing costs	1,468	1,871
Loss on disposal of property, plant and equipment	707	104
Loss on extinguishment of debt	—	5,185
Equity-based compensation expense	80,688	61,711
Bad debt expense	(317)	634
Unrealized loss on derivative contracts	4,567	4,800
Change in fair value of contingent consideration	1,385	2,900
Goodwill impairment	221,242	—
Restructuring costs	1,419	—
Change in operating assets and liabilities:
Accounts receivable	58,874	(19,192)
Inventories	(16,731)	(40,331)
Prepaid expenses and other current assets	(6,732)	(7,479)
Other non-current assets	64	(219)
Accounts payable and accrued expenses	(43,225)	10,031
Other non-current liabilities	22	9
Net cash used in operating activities	(6,001)	(870)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(15,128)	(17,986)
Capitalization of patent costs	(403)	(424)
Business combination, net of cash acquired	—	(57,041)
Net cash used in investing activities	(15,531)	(75,451)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	166,978	84,000
Repayments on line of credit	(156,666)	(65,000)
Proceeds from long-term debt	12,500	510,000
Repayments of long-term debt	—	(579,915)
Payment of deferred financing costs	—	(8,478)
Principal payments on capital lease obligations	(355)	(283)
Proceeds from initial public offering, net of issuance costs	—	142,544
Payment of acquisition related contingent consideration	(9,275)	—
Taxes paid related to net share settlement of equity awards	(41)	—
Net cash provided by financing activities	13,141	82,868
Net increase (decrease) in cash and cash equivalents	(8,391)	6,547
Cash and cash equivalents at beginning of period	16,740	11,556
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$8,349	$18,103

TRAEGER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Nine Months Ended September 30,
	2022	2021
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$18,403	$18,974
Cash paid for income taxes	$2,250	$1,665
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under capital leases	$952	$534
Property, plant, and equipment included in accounts payable and accrued expenses	$15,512	$3,395

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, and Adjusted Gross Margin are key performance measures that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income (Loss), together with a reconciliation of Net Loss to each such measure, and providing Adjusted Net Income (Loss) per share, together with a reconciliation of Net Loss per share to such measure, and Adjusted Gross Margin together with a reconciliation of Gross Margin to such measure, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, and Adjusted Gross Margin are used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, and Adjusted Gross Margin help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net Loss or Loss from Continuing Operations or Net Loss per share. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share, and Adjusted Gross Margin has inherent limitations because of the excluded items, and may not be directly comparable to similarly titled metrics used by other companies.
The following table presents a reconciliation of Gross Margin, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Gross Margin on a consolidated basis. A reconciliation of Adjusted Gross Margin guidance to Gross Margin on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to the impact of restructuring costs recorded in cost of revenue which is an adjustment to Adjusted Gross Margin.

Three Months Ended September 30, 2022
Gross margin	27.7%
Add: Impact of restructuring costs recorded in cost of revenue	1.7%
Adjusted gross margin	29.4%
The following table presents a reconciliation of Net Loss and Net Loss per share, the most directly comparable financial measures calculated in accordance with U.S. GAAP, to Adjusted Net Income (Loss) and Adjusted EBITDA, and Adjusted Net Income (Loss) per share, respectively, on a consolidated basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(amounts in thousands, except share and per share amounts)
Net loss	$(210,449)	$(89,185)	$(351,160)	$(55,163)
Adjustments:
Other expense (1)	21	3,977	4,095	10,045
Goodwill impairment	109,757	—	221,242	—
Restructuring costs (2)	9,644	—	9,644	—
Equity-based compensation	53,254	59,210	80,688	61,711
Non-routine legal expenses (3)	788	1,313	3,757	4,068
Amortization of acquisition intangibles (4)	8,253	8,253	24,760	24,760
Change in fair value of contingent consideration	2,710	2,900	4,665	2,900
Offering related expenses (5)	—	2,607	—	3,642
Non-routine start-up costs (6)	—	2,883	—	5,863
Non-routine acquisition costs (7)	—	2,624	—	2,624
Non-routine refinancing expenses (8)	—	—	—	3,895
Other adjustment items (9)	274	972	1,355	972
Tax impact of adjusting items (10)	—	(2,078)	—	(2,078)
Adjusted net income (loss)	$(25,748)	$(6,524)	$(954)	$63,239

Net loss	$(210,449)	$(89,185)	$(351,160)	$(55,163)
Adjustments:
Benefit for income taxes	(225)	(1,983)	(27)	(1,255)
Interest expense	7,337	5,704	20,238	21,393
Depreciation and amortization	14,382	13,076	41,801	34,515
Other expense (1)	21	3,977	4,095	10,045
Goodwill impairment	109,757	—	221,242	—
Restructuring costs (2)	9,644	—	9,644	—
Equity-based compensation	53,254	59,210	80,688	61,711
Non-routine legal expenses (3)	788	1,313	3,757	4,068
Change in fair value of contingent consideration	2,710	2,900	4,665	2,900
Offering related expenses (5)	—	2,607	—	3,642
Non-routine start-up costs (6)	—	2,883	—	5,863
Non-routine acquisition costs (7)	—	2,624	—	2,624
Non-routine refinancing expenses (8)	—	—	—	3,895
Other adjustment items (9)	274	972	1,355	972
Adjusted EBITDA	$(12,507)	$4,098	$36,298	$95,210

Revenue	$93,788	$162,018	$517,768	$610,613
Net loss margin	(224.4)%	(55.0)%	(67.8)%	(9.0)%
Adjusted net income (loss) margin	(27.5)%	(4.0)%	(0.2)%	10.4%
Adjusted EBITDA margin	(13.3)%	2.5%	7.0%	15.6%

Net loss per diluted share	$(1.75)	$(0.78)	$(2.96)	$(0.50)
Adjusted net income (loss) per diluted share	$(0.21)	$(0.06)	$(0.01)	$0.57
Weighted average common shares outstanding - diluted	119,924,371	114,382,955	118,682,379	110,631,304

(1)Represents gains (losses) on disposal of property, plant, and equipment, impairments of long-term assets, and unrealized gains (losses) from foreign currency transactions and derivatives.
(2)Represents costs in connection with the 2022 restructuring plan, including $1.6 million of costs recorded in cost of revenue within the condensed consolidated statements of operations and comprehensive loss.
(3)Represents external legal expenses for litigation, patent and trademark defense, and legal costs related to the 2021 acquisition of Apption Labs.
(4)Represents the amortization expense associated with intangible assets recorded in connection with the 2017 acquisition of Traeger Pellet Grills Holdings LLC.
(5)Represents expenses for legal and consulting costs incurred in connection with our IPO process.
(6)Represents start-up costs for investments in Traeger Provisions.
(7)Represents consulting and legal costs incurred in connection with the acquisition of Apption Labs
(8)Represents expenses primarily for consulting and legal costs incurred to refinance our credit facilities.
(9)Represents restoration costs at our wood pellet production facility due to flood damage sustained as a result of a tropical storm, non-cash ground lease expense associated with our build-to-suit lease, payroll tax expense related to the vesting of one-time equity awards in connection with our IPO, and implementation costs related to public company SOX compliance.
(10)Represents an adjusted tax rate equal to our annual estimated tax rate on Adjusted Net Income (Loss). This rate is based on our estimated annual GAAP income (loss) tax rate forecast, adjusted to account for items excluded from GAAP income (loss) in calculating the non-GAAP financial measures presented above. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates, our estimated tax rate on Adjusted Net Income may differ from our GAAP tax rate and from our actual tax liabilities.